Continental Materials Corporation Reports Audited 2013 Results

CHICAGO, IL -- (Marketwired - April 01, 2014) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $859,000, 52 cents per share for the 2013 fiscal year on sales of $121,541,000. For the 2012 fiscal year, the Company reported net income from continuing operations of $3,408,000, $2.08 per share on sales of $113,228,000. Income from continuing operations before income taxes in 2012 included a $9,452,000 gain from the settlement of the lawsuit related to the disputed insurance claim involving the Company's Pikeview Quarry. Excluding this gain, the loss from continuing operations before income taxes in 2012 was $4,327,000. The results for 2013 include charges of $726,000 pertaining to Williams EcoLogix, Inc. (WEI). This subsidiary was established for the purpose of serving as the exclusive North American distributor of a product being developed by a third party. The performance of the product in a series of laboratory tests was not satisfactory. The owner of the technology and intellectual property ceased further development in 2013. The results for 2012 include $429,000 of expenses related to WEI. The Company anticipates that there will be no further expenses related to WEI.

Sales in 2013 were higher at all four of the Company's segments compared to the prior year although sales in the Evaporative Cooling segment were only 1.4% more in 2013. Sales in the Concrete, Aggregates and Construction Supplies ("CACS") segment increased $2,691,000 (6.7%) while sales in the Door segment increased $3,131,000 (24.7%). The increase in sales in these two segments is reflective of the continuing but moderate improvement in the southern Colorado construction markets. Sales in the Heating and Cooling segment were $2,437,000 (7.1%) higher in 2013 compared to 2012. Strong sales of furnaces and heaters in January, November and December of 2013 more than offset a decrease in fan coil sales. The consolidated gross profit ratio in 2013 was 16.8% compared to 16.1% for 2012. The gross profit ratio in all four business segments was moderately improved with the most significant increase in the Door segment.

Selling and administrative expenses, excluding expenses related to the WEI project, in 2013 were $297,000 lower in 2013 in spite of the higher level of sales. Lower legal expenses in the CACS and Heating and Cooling segment were the principal contributors to the reduced expenses. Sales staff additions in the Evaporative Cooling segment and a higher level of incentive pay at the Door segment partially offset the savings from the reduced legal expenses. As a percentage of consolidated sales, selling and administrative expenses, excluding the charges related to WEI, were 14.7% in 2013 compared to 15.9% in the prior year.

Depreciation and amortization charges in 2013 were $598,000 (16.5%) less compared to 2012. This reduction reflects the reduced level of capital spending in the past three years especially in the CACS segment.

Net interest expense includes interest on outstanding funded debt, finance charges on outstanding letters of credit, the fee on the unused revolving credit line and other recurring fees charged by the lending bank. In 2013 net interest expense was $374,000 compared to $556,000 in 2012. The weighted average interest rates, excluding the finance charges for letters of credit, were approximately 6.8% and 5.6%, respectively.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate related to the loss from operations in 2013 was a benefit of 38.0% compared to the provision of 33.5% related to the 2012 income from continuing operations.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 28, 2013 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                         Three Months Ended              Year Ended
                     December 28,  December 29,  December 28,  December 29,
                         2013          2012          2013          2012
                     ------------  ------------  ------------  ------------

Sales                $ 33,606,000  $ 29,919,000  $121,541,000  $113,228,000

Operating loss             (7,000)   (1,396,000)   (1,089,000)   (3,724,000)

Interest expense,
 net                     (100,000)     (155,000)     (374,000)     (616,000)

Net proceeds from
 settlement of
 insurance claim
 litigation                    --     9,452,000            --     9,452,000

Other income
 (expense)                 59,000        (5,000)       78,000        13,000
                     ------------  ------------  ------------  ------------

(Loss) income from
 continuing
 operations before
 income taxes             (34,000)    7,896,000    (1,385,000)    5,125,000

Benefit (provision)
 for income taxes          33,000    (2,742,000)      526,000    (1,717,000)
                     ------------  ------------  ------------  ------------

Net (loss) income
 from continuing
 operations                (1,000)    5,154,000      (859,000)    3,408,000

Loss from
 discontinued
 operation net of
 income taxes                  --       (10,000)           --       (19,000)
                     ------------  ------------  ------------  ------------

Net (loss) income    $     (1,000) $  5,144,000  $   (859,000) $  3,389,000
                     ============  ============  ============  ============

Basic and diluted
 (loss) earnings per
 share:
  Continuing
   operations        $       (.00) $       3.15  $       (.52) $       2.08
  Discontinued
   operation                 (.00)         (.01)           --          (.01)
                     ------------  ------------  ------------  ------------
                     $       (.00) $       3.14  $       (.52) $       2.07
                     ============  ============  ============  ============

Weighted average
 shares outstanding     1,641,000     1,634,000     1,639,000     1,634,000
                     ============  ============  ============  ============

CONTACT:
Mark S. Nichter
(312) 541-7207